Exhibit 2.2


       FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT



      FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("First Amendment"), dated as of September 30, 1998, by and between Johnson Controls, Inc., a Wisconsin corporation, having a principal place of business at 49200 Halyard Drive, Plymouth, Michigan 48170 ("JCI"), Hoover Universal, Inc., a Michigan corporation having a principal place of business at 49200 Halyard Drive, Plymouth, MI 48170 ("Hoover") (JCI and Hoover, together with certain of their foreign, wholly-owned subsidiaries being hereinafter collectively referred to as "Seller"), and Cincinnati Milacron Inc., a Delaware corporation, having a principal place of business at 4701 Marburg Avenue, Cincinnati, Ohio 45209-1025 ("Purchaser")

     WHEREAS, Seller and Purchaser entered into that certain
Purchase and Sale Agreement dated as of August 3, 1998  (the
"Agreement"); and

      WHEREAS, Seller and Purchaser have agreed to amend the Agreement on the terms and conditions set forth in this First Amendment.

      NOW THEREFORE, in consideration of the mutual promises contained herein, Seller and Purchaser agree as follows:

      1. Amendments. The Agreement is hereby amended as follows:

                     1.1   Section  2.2 of the Agreement  is
               hereby amended by the addition thereto of the following new subsection (j):

                           (j)     any   fines,   penalties,
               administrative costs, legal fees, social security payments assessed against or incurred by the Business relating to the Business' noncompliance prior to the Closing Date with Italian laws no. 462/1968, 345/1994 and 573/1993 (mandatory employment of disabled people and other categories).

                          1.2   Section 3.1 of the Agreement
               is  hereby  deleted  and  the  following  new
               Section 3.1 is substituted therefor:

                         Purchase Price:  The purchase price
               payable by Purchaser to Seller for the Purchased Assets (the "Purchased Price") shall be One Hundred Ninety Million Dollars ($190,000,000) plus the Assumed Liabilities, subject to adjustment as provided in Article IV of this Agreement.

                         1.3  Subsection (a) of Section 8.15
               of the Agreement is hereby deleted and the following new subsection (a) is substituted therefor:

                 (a)     In   relation  to   the   Purchased
          Subsidiaries and except as set forth on Schedule 8.15, (i) Seller or the Purchased Subsidiaries have paid all Taxes (as hereinafter defined) for which it or the Purchased Subsidiaries could be held liable or required to pay through the date hereof and will pay all Taxes required to be paid by it or them for periods ending on or prior to the Closing Date and Seller or the Purchased
          Subsidiaries have filed or will, prior to the Closing, file all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by it or them prior to the Closing (other than those for which extensions shall have been granted prior to Closing) (collectively, "Returns"); (ii) the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Seller and the Purchased Subsidiaries and any other information required to be shown therein; (iii) Seller or the Purchased Subsidiaries have timely paid or, if not yet due, made provisions on its books and records for all Taxes relating to the operations of the Business that it or they are required to have paid; and
          (iv) Seller or the Purchased Subsidiaries have adequately accrued on the Reference Statement of Net Assets for any unpaid Taxes relating to any period ending prior to the Closing Date or portion of any period (prorated based on the ratio of number of days in the preclosing period to the number of days in the actual taxable period with respect to which the Tax is assessed) that includes, but does not end, on or before the Closing Date.

                    1.4  The remaining provisions of Section
               8.15, namely Section 8.15(b) through and including 8.15(l) shall remain in full force and effect.

                     1.5  Section 12.8(ii) is hereby deleted
               and the following new Section 12.8(ii) is substituted therefor:

                          (ii) any health, disability,  life
               insurance coverage and any medical and dental benefits payable at any time to Active Employees and their dependants, except for claims for any such benefits or coverage which are filed in the manner required by law or by the relevant Benefit Plans, on account of services provided to Active Employees and their dependants prior to the Closing Date which claims shall remain Seller's responsibility.

                     1.6  Subsection (c) of Section 16.2  of
               the Agreement is hereby deleted and the following new subsection (c) is substituted therefor:

                         (c)  Purchaser shall be entitled to
               indemnification under this Section 16.2 only to the extent that each and any specific, individual Loss exceeds U.S. $10,000 (the "Deminimus Amount"), provided the aggregate amount payable in respect of indemnification under this Section 16.2 shall not exceed a cap of U.S. $100,000,000. Seller acknowledges and agrees that neither the Deminimus Amount nor the cap shall apply in respect of (i) the Surviving Representations (except with respect to the representations and warranties contained in Section 8.13 regarding Environmental Matters towards which the Deminimus Amount and the cap shall apply)
               (ii) Retained Liabilities, (iii) Pre-Closing Taxes, and (iv) the Covenants contained in
               Section 13.6.

                         1.7  Throughout the Agreement, each
               and every reference to the term "Reference Statement of Net Assets" shall be amended to read "Amended Reference Statement of Net Assets."

                         1.8  Throughout the Agreement, each
               and  every  reference to the term  "Financial
               Statements" shall be amended to read "Amended
               Financial Statements."

                         1.9  Throughout the Agreement, each
               and every reference to "Schedule 8.4" shall be amended to read "Amended Schedule 8.4".

                          1.10 Schedule 0.1 to the Agreement
               is   hereby  deleted  and  replaced  in   its
               entirety by the Amended Schedule 0.1 attached hereto.

                           1.11       Schedule  8.2  to  the
               Agreement  is hereby deleted and replaced  in
               its  entirety  by  the Amended  Schedule  8.2
               attached hereto.

                     1.12      Schedule 8.4 to the Agreement
               is   hereby  deleted  and  replaced  in   its
               entirety   by   the  Amended   Schedule   8.4
               attached hereto.

                          1.13 Schedule 8.7 to the Agreement
               is   hereby  deleted  and  replaced  in   its
               entirety by the Amended Schedule 8.7 attached hereto.

                     1.14  Schedule 8.8 to the Agreement  is
               hereby deleted and replaced in its entirety by the Amended Schedule 8.8 attached hereto.

                     1.15  Schedule 8.10(e) to the Agreement
               is   hereby  deleted  and  replaced  in   its
               entirety by the Amended Schedule 8.10(e) attached hereto.

                         1.16 Schedule 8.16 to the Agreement
               is   hereby  deleted  and  replaced  in   its
               entirety   by   the  Amended  Schedule   8.16
               attached hereto.

     2.   Acknowledgments.

                    A)   The parties hereby acknowledge that
               the amendment to Section 16.2(c) of the Agreement contained in Paragraph 1.6 of this First Amendment has been made on account of the parties' agreement to apply the entire Indemnification Deductable (as defined in the Agreement) toward Purchaser's claim of Loss in arriving at the Purchase Price reduction set forth in Paragraph 1.2 hereof.

                           B)     Seller  acknowledges   and
               consents to Purchaser's assignment of its rights under the Agreement to acquire the Purchased Assets to its wholly-owned subsidiary, Uniloy Milacron Inc. The parties further acknowledge and agree that, notwithstanding the foregoing assignment, Purchaser shall continue to be bound by all of its obligations, duties, representations and warranties contained in the Agreement. Purchaser acknowledges that all consents to assignment of contracts obtained from third parties in connection with this Agreement were obtained in the name of Cincinnati Milacron Inc.

                          C)    The parties acknowledge  and
               agree that pursuant to Purchaser's request, Seller has caused Johnson Controls International B.V. to transfer its interest in Indu Tecno spol s.r.o. to B&W Kunstofmaschinenbau & Handelsgesellschaft
               GmbH prior to the Closing.

                          D)    The parties acknowledge that
               the Amended Reference Statement of Net Assets included in Amended Schedule 8.4 reflects an increase in liabilities from those shown on the Reference Statement of Net Assets in the amount of $1.8 million as at June 30, 1998 (the "Liability Adjustment"). The parties further acknowledge that they will, as soon as practicable after the Closing Date (but in no event later than October 15, 1998), jointly review the documentation and entries supporting the Liability Adjustment, and either confirm that the amount of the Liability Adjustment is accurate or agree upon the required adjustment to the Liability Adjustment. If the parties are unable to agree upon the required adjustment to the Liability Adjustment, the dispute shall be resolved by the Firm (as defined in the Agreement) in accordance with the procedures contained in Section 4.2 of the Agreement. The parties further acknowledge that the Amended Reference Statement of Net Assets, as same may be further modified by this review process, shall form the basis for any adjustment to the Purchase Price under
               Article IV of the Agreement.
                          In  the  event  that  the  parties
               agree (or the Firm determines) that the Liability Adjustment should be reduced, Purchaser shall pay Seller an amount equal to the product of such reduction multiplied by
               9.33. In the event that the parties agree (or the Firm determines) that the Liability Adjustment should be increased, Seller shall pay to Purchaser an amount equal to the product of such increase multiplied by 9.33. The amounts described in this Paragraph 2 (D) shall be paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, with interest thereon from the Closing Date to the date of such payment, calculated at a rate equal to the "Prime Rate" quoted by the Chase Manhattan Bank, N.A., New York, New York on the Closing Date and such payment shall be made by wire transfer to an account designated by the payee-party within five (5) business days of agreement by the parties (or determination by the Firm) as to the required adjustment to the Liability Adjustment.

                     E)    The  parties acknowledge that  in
               connection  with  delivery  of  the   Amended
               Schedule 8.4 as referenced in Paragraph 1.9 above, Seller is to deliver amended unaudited statements of income and cash flow of the Business for the nine (9) month period ending June 30, 1998 prepared on the basis described in the last sentence of Section 8.4(a) of the Agreement, and further that Seller is not making such delivery on the Closing Date. Seller agrees to deliver to Purchaser such statements within seven (7) calendar days following the Closing Date, and that such statements shall only reflect changes from the original statements of income and cash flow attached to the Agreement as original
               Schedule 8.4 which correspond to (i) the adjustments to Seller's Unentered Liabilities Account, which gave rise tot he Liability Adjustment, and (ii) the adjustments with respect to revenue recognition for machine lines (other than structural foam and wheel machine lines), molds and parts made in accordance with GAAP, as embodied in the Amended Reference Statement of Net Assets. Finally, Seller acknowledges that the one (1) month survival period with respect to representations and warranties contained in
               Section 8.4 regarding the income and cash flow statements as set forth in Section 16.1 shall be extended by the number of calendar days between the Closing Date and the date of delivery to purchaser of such amended statements hereunder.

                     F)    The  parties further  acknowledge
               that in connection with the preparation of the Closing Statement of Net Assets as set forth in Section 4.1 of the Agreement, Seller shall use its September 30, 1998 balance sheet for the European operations of the Business, notwithstanding any provision in Seller's Accounting Principles to the contrary.

                           G)     In  consideration  of  the
               reduction to the Purchase Price set forth  in
               Paragraph 1.2 hereof, and the other covenants
               and  obligations of this First Amendment, the
               receipt  and  adequacy of said  consideration
               being    hereby   acknowledged,     Purchaser
               acknowledges, without in any manner expanding
               the  scope of the following release, that the
               Liability  Adjustment set forth in  Paragraph
               2(D) above, when finally resolved as provided
               therein constitutes a cure of any and all  of
               Seller's non-disclosures under Section 8.4 of
               the   Agreement  which  gave  rise   to   the
               Liability  Adjustment.  Further, the  parties
               hereby  agree to mutually release and forever
               discharge each other from all claims  whether
               sounding  in tort, contract, fraud, statutory
               or    regulatory   violation,   or   in   any
               combination of the foregoing theories or otherwise, that the
               parties   or   their  predecessors,   owners,
               administrators,  successors or  assigns  ever
               had or may have had, in any capacity, whether
               known   or   unknown  arising  out   of   the
               representations and warranties of Seller  set
               forth in Section 8.4 of the  Agreement to the
               extent   and   only   to  the   extent   such
               representations and warranties relate to: (i)
               the   adjustments   to  Seller's   "Unentered
               Liabilities" Account which gave rise  to  the
               Liability Adjustment and (ii) the adjustments
               with  respect  to  revenue  recognition   for
               machine lines (other than structural foam and
               wheel machine lines), molds and parts made in
               accordance with GAAP and (iii) upon  delivery
               to  Purchaser  as provided in Paragraph  2(E)
               above,   any    adjustment  to   the   income
               statement  or  statement of cash  flow   that
               arise  from  the foregoing subparts  (i)  and
               (ii), in each case as disclosed by Seller to Purchaser and which formed the basis of the Amended Reference Statement of Net Assets.
               Nothing contained in the foregoing release in any way impacts, limits, or modifies the purchase price adjustment mechanism set forth in Article IV of the Agreement.

           3.    Survival.   Except as expressly  set  forth
herein, no change is made hereby to the terms and provisions of the Agreement and the Agreement shall remain in full force and effect.

           4. Conflicts. Any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Agreement shall be resolved in favor of the terms and conditions of this First Amendment.

           5. Entire Agreement. This First Amendment contains the entire agreement of the parties hereto with respect to the amendments to the Agreement and the acknowledgments referenced above and shall be deemed to supersede all prior agreements regarding such amendments and acknowledgments, whether oral or written.

      IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first above written.

JOHNSON  CONTROLS, INC.                 CINCINNATI  MILACRON
INC.
on its own behalf and
on behalf of the
Other Sellers

By:                                     By:     ____________

Name: _                                 Name:   ____________

Title:_______________________           Title: _____________


HOOVER UNIVERSAL, INC.

By:  ____________________________________

Name:  _________________________________

Title:   __________________________________